REVOLVING CREDIT AGREEMENT dated as of December 21, 2001 (this "Agreement"), among MEMC ELECTRONIC MATERIALS, INC., the LENDERS party hereto, and CITICORP USA, INC., as administrative agent and collateral agent hereunder.

The parties hereto agree as follows:

ARTICLE I

Definitions

Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means Citicorp USA, Inc., in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

"Agents" means the Administrative Agent and the Collateral Agent.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

"Applicable Rate" means, for any day, (a) 0.50% per annum, in the case of an ABR Loan, or (b) 1.50% per annum, in the case of a Eurodollar Loan.

"Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans and similar commercial extensions of credit, any other fund that invests in bank loans and similar commercial extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means MEMC Electronic Materials, Inc., a Delaware corporation.

"Borrower Benefit Plans" means each employee or director benefit or compensation plan, arrangement or agreement, including pension, savings, welfare, medical or life insurance, severance, fringe benefit, executive compensation, deferred compensation, incentive, bonus and long-term performance option and other equity-based compensation plans, arrangements or agreements, including any "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement that was entered into or is maintained by or to which the Borrower or any of its Subsidiaries contribute or is obligated to contribute or with respect to which the Borrower or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, or otherwise providing benefits to any current or former employee, officer or director of the Borrower or any of its Subsidiaries.

"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Expenditures" means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, provided that the term "Capital Expenditures" (i) shall be net of landlord construction allowances, (ii) shall not include expenditures made in connection with the repair or restoration of assets with insurance or condemnation proceeds and (iii) shall not include the purchase price of equipment to the extent consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment, in each case in the ordinary course of business.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Certificate of Designations" means the Certificate of Designations for the Cumulative Preferred Stock, as filed with the Secretary of State of the State of Delaware.

"Change in Control" means (a) the failure by TPG to own (and retain the right to vote), directly or indirectly, beneficially and of record, Equity Interests in the Borrower representing greater than 15% of each of the aggregate ordinary voting power and aggregate value represented by the issued and outstanding Equity Interests in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of Equity Interests representing a greater percentage of either the aggregate ordinary voting power or the aggregate value represented by the issued and outstanding Equity Interests in the Borrower then owned, directly or indirectly, beneficially and of record, by TPG; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

"Change in Law" means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority first made or issued after the Effective Date.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all "Collateral", as defined in any applicable Security Document.

"Collateral Agent" means the "Collateral Agent", as defined in any applicable Security Document.

"Collateral and Guarantee Requirement" means the requirement that:

(a) the Agents shall have received from each Loan Party either (i) a counterpart of each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary owned directly by or directly on behalf of any Loan Party, shall have been pledged pursuant to the Pledge Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting stock of any Foreign Subsidiary, (ii) the Equity Interests in MEMC Southwest Inc., or (iii) the Joint Venture Stock) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Pledge Agreement (including any supplements thereto), and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement and the Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property providing that the Loans (in addition to the other Revolving Credit Obligations) shall be secured by a Lien on such Mortgaged Property, signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property, described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Agents or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Agents or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property, as the case may be; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

"Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01 (as of the Effective Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $150,000,000; provided, that in no event shall the aggregate amount of the Commitments exceed (i) $50,000,000 at any time prior to January 1, 2002, (ii) $75,000,000 at any time prior to April 1, 2002, (iii) $100,000,000 at any time prior to July 1, 2002 or (iv) $125,000,000 at any time prior to October 1, 2002.

"Consolidated Backlog" for any calendar month means, as of any measurement date, the sum total of wafers (as measured in millions of square inches) which has been shipped in respect of bona fide sales to third party customers during such month to (and including) such measurement date and remaining shipments which are reasonably expected by the Borrower to be made in respect of bona fide sales to third party customers from (but excluding) such measurement date through the last calendar day of the month by the Borrower and its consolidated Subsidiaries. Amounts expected to be shipped shall be evidenced by third party customer orders including purchase orders, purchase order releases pursuant to blanket purchase orders and/or customer buy plans communicated by electronic data interchange communications, e-mail messages or via telephone to an MEMC customer service representative or salesperson.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period (but excluding any minority interest, equity in income or loss of joint ventures and royalty income) plus, (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all extraordinary charges during such period and (v) all other noncash expenses or losses of the Borrower or any of the Subsidiaries for such period (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) all noncash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), (iii) foreign currency gains, (iv) interest income, (v) gains from the sale of assets or capital stock, (vi) income tax benefit, and (vii) any other income categories disclosed as nonoperating (income) expense not otherwise specified, all determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss (a) the income of any Person (other than a consolidated Subsidiary) in which any other Person (other than the Borrower or any consolidated Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the consolidated Subsidiaries by such Person during such period, and (b) the income or loss of any Person accrued prior to the date on which it becomes a Subsidiary or is merged into or consolidated with the Borrower or any consolidated Subsidiary or the date on which such Person's assets are acquired by the Borrower or any consolidated Subsidiary.

"Consolidated Revenue" means, for any month, net sales of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP consistently applied, plus net sales of 300 millimeter product (also referred to as 300 millimeter sales contra) for that same period to the extent not otherwise included, determined in accordance with GAAP consistently applied. Net sales shall be computed net of any discounts, returns or allowances. Net sales shall also exclude sales made by the Borrower or by a Subsidiary to any Affiliate of the Borrower that is Controlled by the Borrower (other than Taisil Electronic Materials Corporation) whether or not consolidated with the Borrower under GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Conversion Shares" has the meaning assigned to such term in the Restructuring Agreement.

"Cumulative Preferred Stock" means the Borrower's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designations.

"Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"dollars" or "$" refers to lawful money of the United States of America.

"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, directives or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the protection, preservation or restoration of natural resources, the management (including generation, use, handling, transportation, storage, treatment and disposal) of Hazardous Materials, the Release or threatened Release of any Hazardous Materials into the environment, or health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any costs, obligations, expenses, losses or other liability in connection with personal injury, strict liability, damages, diminution of value, investigation, monitoring, remediation, administrative oversight costs, fines, penalties or indemnities) of the Borrower or any Subsidiary directly or indirectly arising or resulting from or based upon (a) violation of any Environmental Law, (b) the management, including generation, use, handling, transportation, storage, treatment or disposal, of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is retained, assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower or any of its Subsidiaries as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

"ERISA Event" means (a) any "reportable event" described in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period; (c) the provision or filing of a notice of intent to terminate a Plan other than a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the occurrence or existence of any other event or condition which might reasonably be expected to constitute grounds for the termination of, the appointment of a trustee to administer, any Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the imposition of any lien on the assets of the Borrower or any of its Subsidiaries or ERISA Affiliates under ERISA, including as a result of the operation of Section 4069 of ERISA; (g) the incurrence by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or with respect to the withdrawal from a Multiple Employer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or by reason of the provisions of Section 4064 of ERISA upon the termination of a Multiple Employer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VII.

"Excluded Taxes" means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) doing business, income or franchise taxes imposed on (or measured by) its net income, capital or any similar alternate basis by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.14(e).

"Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Loans.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

"First TPG Replacement Date" has the meaning assigned to such term in Section 2.08(c).

"Foreign Company Benefit Plans" means each Borrower Benefit Plan maintained for the benefit of the employees of the Borrower or any of its Subsidiaries located outside the United States.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

"Fund Guarantors" means, collectively, GEI, GEI Side, TCW, TCW Trust and TPG.

"Funded Indebtedness" means, as of any date, without duplication, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date (other than any Indebtedness with respect to which the Borrower is not obligated to pay or accrue any cash interest expense as of such date), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, and (b) the aggregate amount of any Guarantee by the Borrower or any Subsidiary of any such Indebtedness of any other Person.

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"GEI" means Green Equity Investors III, L.P., a Delaware limited partnership, together with its successors and assigns.

"GEI Guaranty" means the Guaranty dated as of the date hereof by and among GEI, GEI Side and the Administrative Agent, as from time to time amended, or replaced as contemplated by Section 2.08(c)(ii).

"GEI Partnership Agreement" means the Amended and Restated Green Equity Investors III, L.P. Agreement of Limited Partnership dated as of September 25, 1998, as amended.

"GEI Replacement Date" has the meaning assigned to such term in Section 2.08(c).

"GEI Side" means Green Equity Investors Side III, L.P., a Delaware limited partnership, together with its successors and assigns.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantee Agreement" means the Guarantee Agreement, attached hereto as Exhibit C, among the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

"Guarantor Default" has the meaning assigned to such term in the Guaranty.

"Guaranty" means, collectively, the GEI Guaranty, the TCW Guaranty and the TPG Guaranty.

"Hazardous Materials" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos containing material, polychlorinated biphenyls and urea formaldehyde foam insulation) or waste that is classified or regulated under any Environmental Law.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) obligations under Hedging Agreements or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement, attached hereto as Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent.

"Indenture" has the meaning assigned to such term in the Restructuring Agreement, as amended and restated on and as of the date hereof.

"Indenture Documentation" means the Indenture together with the related guarantee agreement, the security agreement, the pledge agreement and the indemnity, subrogation and contribution agreement and any other security documents executed in connection therewith, as amended from time to time.

"Indenture Obligations" has the meaning assigned to such term in the Indenture Documentation.

"Intercreditor Agreement" means the intercreditor agreement, dated as of December 21, 2001, by and among the Fund Guarantors, the Administrative Agent and the Collateral Agent, as amended from time to time.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Italian Credit Agreement" means the Euro55 million Amended and Restated Credit Agreement dated as of September 22, 2001 under which the Italian Issuer is the borrower, together with any amendment of, restatement of, substitution for, or replacement of such agreement.

"Italian Issuer" means MEMC Electronic Materials S.p.A., a società per azioni, or joint stock company, organized under the laws of the Republic of Italy.

"Italian Notes" means, collectively, the euro 55 million (aggregate principal amount) Promissory Notes Due 2031 to be issued by the Italian Issuer under the Italian Credit Agreement as contemplated under the Restructuring Agreement.

"Joint Venture Stock" has the meaning assigned to such term in Section 6.03(d).

"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service of Bridge Information Services (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time in accordance with its normal practice for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

"Loan Parties" means the Borrower and the Subsidiary Loan Parties.

"Loan Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

"Loans" means the loans made and the loans continued by the Lenders to the Borrower pursuant to this Agreement.

"Long-Term Indebtedness" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Loan Parties taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) any rights of or benefits available to the Lenders under the Loan Documents.

"Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

"Maturity Date" means December 21, 2006.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Revolving Credit Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

"Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Multiple Employer Plan" means an employee benefit plan described in Section 4063 of ERISA.

"Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured damage, insurance proceeds in excess of $250,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including reasonable attorneys fees, underwriting discounts and commissions and collection expenses) paid or payable by the Borrower and the Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and (iv) the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). Notwithstanding anything to the contrary set forth above, the proceeds of any sale, transfer or other disposition of Receivables or Related Property (or any interest therein) pursuant to any Permitted Receivables Financing shall not be deemed to constitute Net Proceeds except to the extent that such sale, transfer or other disposition (a) is the initial sale, transfer or other disposition of Receivables or Related Property (or any interest therein) in connection with the establishment of such Permitted Receivables Financing or (b) occurs in connection with an increase in the aggregate outstanding amount of such Permitted Receivables Financing over the aggregate outstanding amount of such Permitted Receivables Financing at the time of such initial sale, transfer or other disposition.

"Notes" means the Senior Subordinated Secured Notes Due 2007 issued by the Borrower pursuant to the Indenture.

"Other Taxes" means any and all current or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Borrower and the Agents.

"Permitted Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) by the Borrower or any consolidated Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related to a business in which the Borrower and the Subsidiaries were engaged on the Effective Date or have entered thereafter with the consent of the Administrative Agent, (c) each Subsidiary formed for the purpose of or resulting from such acquisition shall be, or contemporaneously become, a Subsidiary Loan Party and all of the Equity Interests of such Subsidiary Loan Party shall be owned directly by the Borrower or a consolidated Subsidiary Loan Party and all material actions required to be taken with respect to such acquired or newly formed Subsidiary Loan Party under Sections 5.12 and 5.13 shall have been taken (or shall be taken contemporaneously with the closing of such acquisition or within the time period set forth in Section 5.12), (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to any cost savings other than those actually realized as of the date of such acquisition), with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as at the last day of the most recently ended fiscal quarter or month, as the case may be, of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (e) the Borrower has delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

"Permitted Encumbrances" means:

(a) Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) Liens (other than Liens on Collateral) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and minor defects or irregularities in title that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located;

(h) any interest or title of a lessor under any lease permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) leases or subleases granted to other Persons and not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole; and

(k) licenses of intellectual property, including patents and trademarks held by the Borrower or any of its Subsidiaries, not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) investments in commercial paper maturing not more than one year after the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing not more than one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts and overnight bank deposits issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America that has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign-currency equivalent thereof);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above or clause (e) or (f) below and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody's;

(f) securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody's; and

(g) investments in funds that invest solely in one or more types of securities described in clauses (a), (e) and (f) above.

"Permitted Receivables Financing" means any financing pursuant to which (a) the Borrower or any Subsidiary sells, conveys or otherwise transfers to a Receivables Subsidiary, in "true sale" transactions, and (b) such Receivables Subsidiary sells, conveys or otherwise transfers to any other Person or grants a security interest to any other Person in, any Receivables (whether now existing or hereafter acquired) of the Borrower or any Subsidiary or any undivided interest therein, and any assets related thereto (including all collateral securing such Receivables), all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, provided that the board of directors of the Borrower shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Borrower and the Subsidiaries, taken as a whole.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

"Plan Asset Regulations" means the Department of Labor regulation Section 2510.3-101, 29 C.F.R. Section 2510.3-101.

"Pledge Agreement" means the Pledge Agreement, attached hereto as Exhibit E, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

"Prepayment Event" means:

(a) any sale, transfer or other disposition (including pursuant to a Permitted Receivables Financing or a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, including any Equity Interest owned by it, other than (i) dispositions described in clauses (a) and (b) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Borrower; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01; or

(d) the issuance of any Equity Interests by the Borrower other than (i) the Warrant Shares and the Conversion Shares, and (ii) pursuant to an employee benefit plan in effect on the Effective Date or adopted after the Effective Date with the consent of the Required Lenders;

provided that no receipt by MEMC Korea Company of Net Proceeds shall constitute a Prepayment Event unless and until (and only to the extent that) such Net Proceeds, or a portion thereof, are actually paid or legally payable as a dividend or distribution to a Loan Party.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Purchase Agreement" means the purchase agreement, dated as of September 30, 2001, by and among TPG Partners III, L.P., T3 Partners, L.P., T3 Partners II, L.P, TPG Wafer Holdings LLC, E.ON AG, E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellschaft mbH and E.ON North America, Inc.

"Receivable" means the Indebtedness and payment obligations of any Person to the Borrower or any of the Subsidiaries or acquired by the Borrower or any of the Subsidiaries (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security but excluding intercompany obligations) arising from a sale of merchandise or the provision of services by the Borrower or any Subsidiary or the Person from which such Indebtedness and payment obligation were acquired by the Borrower or any of the Subsidiaries, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

"Receivables Subsidiary" means a corporation or other entity that is a newly formed, wholly owned, bankruptcy-remote, special purpose subsidiary of the Borrower or any wholly owned Subsidiary (a) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Receivables), (b) that is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary, (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by the Borrower or any Subsidiary (other than pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings and other than any obligation to sell or transfer Receivables or (iii) subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (d) with which none of the Borrower or any Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Permitted Receivables Financing), other than fees payable in the ordinary course of business in connection with servicing Receivables, and (e) to which none of the Borrower or any Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Upon any such designation, a Financial Officer of the Borrower shall deliver a certificate to the Administrative Agent certifying (a) the resolution of the board of directors of the Borrower giving effect to such designation, (b) that, to the best of such officer's knowledge and belief after consulting with counsel, such designation complied with the foregoing conditions, (c) that after giving effect to such designation (including any Indebtedness permitted to exist in connection with such designation), the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 6.12, 6.13 and 6.14 and (d) immediately after giving effect to such designation, no Default shall have occurred and be continuing.

"Register" has the meaning set forth in Section 9.04(c).

"Reimbursement Agreement" means the Reimbursement Agreement, dated as of December 21, 2001, by and among the Borrower, the Fund Guarantors and the Collateral Agent, as amended from time to time.

"Reimbursement Documentation" means the Reimbursement Agreement together with the related amended and restated guarantee agreement, the security agreement, the pledge agreement and the indemnity, subrogation and contribution agreement and any other security documents executed in connection therewith.

"Reimbursement Obligations" has the meaning assigned to such term in the Reimbursement Documentation.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Related Property" means, with respect to each Receivable:

(a) all the interest of the Borrower or any Subsidiary in the goods, if any, sold and delivered to an obligor relating to the sale that gave rise to such Receivable,

(b) all other security interests or Liens, and the interest of the Borrower or any Subsidiary in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements signed by an obligor describing any collateral securing such Receivable and

(c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable,

in the case of clauses (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of Indebtedness or security and the proceeds thereof.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material in, on, onto or into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Required Lenders" means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

"Restructuring Agreement" means that certain Restructuring Agreement, dated as of November 13, 2001, between TPG Wafer Holdings LLC and the Borrower.

"Revolving Credit Obligations" has the meaning assigned to such term in the Security Agreement.

"S&P" means Standard & Poor's Rating Service.

"Second TPG Replacement Date" has the meaning assigned to such term in Section 2.08(c).

"Secured Parties" has the meaning assigned to such term in the Security Agreement.

"Security Agreement" means the Security Agreement, attached hereto as Exhibit F, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

"Security Documents" means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Revolving Credit Obligations.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into at any time by the Borrower or any Subsidiary that are reasonably customary in an accounts receivable transaction.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Borrower.

"Subsidiary Loan Party" means any Subsidiary that is not a Foreign Subsidiary or a Receivables Subsidiary.

"Surviving Representations" has the meaning assigned to such term in the Guaranty.

"Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"TCW" means TCW/Crescent Mezzanine Partners III, L.P., a Delaware limited partnership, together with its successors and assigns.

"TCW Guaranty" means the Guaranty dated as of the date hereof between TCW, TCW Trust and the Administrative Agent, as from time to time amended, or replaced as contemplated by Section 2.08(c)(iii).

"TCW Partnership Agreement" means the Amended and Restated TCW/Crescent Mezzanine Partners III, L.P. Agreement of Limited Partnership dated as of March 7, 2001, as amended.

"TCW Replacement Date" has the meaning assigned to such term in Section 2.08(c).

"TCW Trust" means TCW/Crescent Mezzanine Trust III, a Delaware statutory business trust, together with its successors and assigns.

"TCW Trust Agreement" means the Declaration of Trust and Trust Agreement of TCW/Crescent Mezzanine Partners III, L.P. dated as of March 7, 2001, as amended.

"TPG" means TPG Partners III, L.P. and its Affiliates, provided that no such Affiliate shall be deemed a member of TPG to the extent it ceases to be Controlled by, or under common Control with, TPG Partners III, L.P.

"TPG Guaranty" means the Guaranty dated as of the date hereof between TPG and the Administrative Agent, as from time to time amended, or replaced as contemplated by Section 2.08(c)(i).

"TPG Partnership Agreement" means the TPG Partners III, L.P. Agreement of Limited Partnership dated as of December 15, 1999, as amended.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"U.S. Company Benefit Plans" means each Borrower Benefit Plan maintained for the benefit of the employees of the Borrower or any of its Subsidiaries located in the United States.

"Warrant Certificate" has the meaning assigned to such term in the Restructuring Agreement.

"Warrant Shares" has the meaning assigned to such term in the Restructuring Agreement.

"Warrants" has the meaning assigned to such term in the Restructuring Agreement.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not result in such Lender's Exposure exceeding such Lender's Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date shall be ABR Borrowings. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the Borrower shall not be required to make any greater payment under Section 2.14 to the applicable Lender than such Lender would have been entitled to receive if such Lender had not exercised such option.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit G or any other form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) subject to the proviso to the first sentence of Section 2.02(b), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with Citibank, N.A. in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by any such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitments hereunder).

SECTION 2.05 Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments, provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. (Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, which accounts the Administrative Agent will make available to the Borrower upon its reasonable request.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.13), subject to the requirements of this Section.

(b) In the event and on each occasion that the sum of the Exposures exceeds the total Commitments, the Borrower shall prepay Borrowings in an aggregate amount equal to such excess.

(c) (i) In the event that (x) on or before the date falling 23 months after the Effective Date (the "First TPG Replacement Date") or (y) on or before the date falling 47 months after the Effective Date (the "Second TPG Replacement Date"), the Administrative Agent has not received a guaranty duly executed by TPG or a replacement guarantor satisfactory to the Lenders and having a stated term of at least two years, in the case of the First TPG Replacement Date, or a guaranty duly executed by TPG and terminating at least 30 days after the Maturity Date, in the case of the Second TPG Replacement Date, in each case pursuant to documentation in form and substance similar or identical to the TPG Guaranty (such documentation to include such evidence of authorization and such legal opinions with respect thereto as the Lenders may reasonably request), then the Borrower shall within 10 Business Days of the First TPG Replacement Date or, as the case may be, the Second TPG Replacement Date prepay in full the aggregate outstanding Borrowings and the Commitment of each Lender shall automatically terminate; provided, however, that no such prepayment shall be required (and the Commitment of each Lender shall not terminate) if, and for so long as TPG has validly and effectively pledged to the Administrative Agent a blocked cash collateral account held in New York with Citibank, N.A. in an amount, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent.

(ii) In the event that on or before the date falling one month prior to the stated expiration date of the GEI Guaranty (as in effect from time to time, the "GEI Replacement Date"), the Administrative Agent has not received a guaranty duly executed by GEI or a replacement guarantor satisfactory to the Lenders and having a stated maturity falling at least 364 days after the then current GEI Replacement Date or, if sooner, 30 days after the Maturity Date, pursuant to documentation in form and substance similar or identical to the GEI Guaranty (such documentation to include such evidence of authorization and such legal opinions with respect thereto as the Lenders may reasonably request), then the Borrower shall within 10 Business Days of the GEI Replacement Date prepay in full the aggregate outstanding Borrowings and the Commitment of each Lender shall automatically terminate; provided, however, that no such prepayment shall be required (and the Commitment of each Lender shall not terminate) if, and for so long as GEI has validly and effectively pledged to the Administrative Agent a blocked cash collateral account held in New York with Citibank, N.A. in an amount, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent.

(iii) In the event that on or before the date falling one month prior to the stated expiration date of the TCW Guaranty (as in effect from time to time, the "TCW Replacement Date"), the Administrative Agent has not received a guaranty duly executed by TCW or a replacement guarantor satisfactory to the Lenders and having a stated maturity falling at least 364 days after the then current TCW Replacement Date or, if sooner, 30 days after the Maturity Date, pursuant to documentation in form and substance similar or identical to the TCW Guaranty (such documentation to include such evidence of authorization and such legal opinions with respect thereto as the Lenders may reasonably request), then the Borrower shall within 10 Business Days of the TCW Replacement Date prepay in full the aggregate outstanding Borrowings and the Commitment of each Lender shall automatically terminate; provided, however, that no such prepayment shall be required (and the Commitment of each Lender shall not terminate) if, and for so long as TCW has validly and effectively pledged to the Administrative Agent a blocked cash collateral account held in New York with Citibank, N.A. in an amount, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent.

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within ten (10) Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to (i) in the case of an event described in clause (a) or (b) of the definition of Prepayment Event, such Net Proceeds, or (ii) in the case of an event described in clause (c) or (d) of the definition of Prepayment Event, 75% of such Net Proceeds, provided that, in the case of any event described in clause (a) of the definition of the term "Prepayment Event" occurring on or prior to the six-month anniversary of the Effective Date (other than the sale, transfer or other disposition of (x) Receivables in connection with a Permitted Receivables Financing, or (y) other assets of the Borrower or any Subsidiary in connection with the incurrence of Indebtedness in respect of an asset-backed financing entered into with the consent of the Required Lenders), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event until the six-month anniversary of the Effective Date.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(f) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 3:00 p.m., New York City time, on the Business Day prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment of any Loans is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(g) In the event that a Guarantor Termination (as such term is defined in the Guaranty) shall occur, the Borrower shall immediately prepay in full all outstanding Borrowings and the Commitment of each Lender shall automatically terminate.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate equal to 0.375% per annum on the average daily unused amount of the Commitments of such Lender (disregarding for the purposes of such calculation the proviso to the last sentence of the definition of "Commitment") during the period from and including the Effective Date to but excluding the date on which such Commitment terminates (it being understood that no commitment fee shall be payable in respect of the portion of any Commitment funded on the Effective Date). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the dates on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, to the fullest extent permitted by applicable law, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the terms of this Agreement, and such determination shall be prima facie evidence thereof absent manifest error.

(f) Notwithstanding anything to the contrary herein, the Borrower may elect, in each case with the consent of the Lenders to be given or withheld in their absolute discretion, to defer the cash payment of interest on any Loan until a date to be agreed upon by the Borrower and the Lenders. In the event that the Borrower makes such an election and the Lenders so consent, the rate of interest on such Loan for the period of such deferral shall be increased by an amount to be agreed between the Borrower and the Lenders (which amount shall in no event be less than 3%) over the rate otherwise applicable to such Loan. The Lenders shall promptly notify the Administrative Agent of any such consent or agreement.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be prima facie evidence thereof) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (it being understood that the Administrative Agent will use commercially reasonable efforts to give such notice as soon as practicable after such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.14) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(b) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on a Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be prima facie evidence thereof absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be prima facie evidence thereof absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Collateral Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence thereof absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall use all reasonable efforts to deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If an Agent or a Lender has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, which such Agent or such Lender is able to identify as such, it shall pay such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to pay, upon the request of such Agent or such Lender, the amount paid to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Upon written request by the Borrower, a Lender shall use reasonable efforts to contest any Taxes for which the Borrower is required to pay additional amounts pursuant to this Section 2.14, or to obtain refunds thereof; provided, however, that such efforts shall not require the Lender to incur additional costs or legal or regulatory burdens that the Lender considers in its good faith judgment to be material, and that nothing in this Section 2.14(f) shall be construed as requiring a Lender to alter the conduct of its business or to arrange or alter in any respect its tax or financial affairs. Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Citicorp USA, Inc., 2 Penns Way, Suite 200, New Castle, DE 19720, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to fees and expenses then due to the Agents hereunder, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may (but shall not be obligated to), in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) to the extent the assignee is not a Lender or an Affiliate or an Approved Fund of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.16 shall be deemed to prejudice any rights that the Borrower may have against any Lender as a result of any default by any such Lender in its obligation to fund Loans hereunder.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Loan Transactions entered into and to be entered into by each Loan Party are within such Loan Party's powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Loan Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) except as set forth on Schedule 3.03, will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower's (i) audited consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income and cash flow for the fiscal year then ended, reported on by KPMG LLP, independent public accountants, and (ii) its unaudited consolidated balance sheet as of September 30, 2001, and the related consolidated statements of income and cash flow for the nine months then ended present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Except as disclosed in the financial statements referred to in paragraph (a) above or the notes thereto, and except for the Disclosed Matters, none of the Borrower or the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(c) Since September 30, 2001, there has been no material adverse change in the business, assets, operations, properties, financial condition contingent liabilities or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. Except as set forth in Schedule 3.05, the Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and subject to Liens permitted by Section 6.02.

(b) The Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and to Borrower's knowledge after due inquiry the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiaries as of the Effective Date after giving effect to the Loan Transactions.

(d) As of the Effective Date, neither the Borrower or any of the Subsidiaries has received notice of, or has knowledge of, any material pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Except as set forth on Schedule 3.05, none of the Mortgaged Property or any interest therein is subject to any right of first refusal, option or other contractual right to purchase any such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Loan Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not result in a Material Adverse Effect, neither the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has received any request for information from a Governmental Authority under any Environmental Law, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any past or present facts or circumstances that are reasonably likely to result in Environmental Liability, or (v) knows of investigation or threatened investigation or judicial or administrative proceeding with respect to any of the foregoing.

(c) Except for the Disclosed Matters, none of the property currently owned, leased or operated by the Borrower or by its Subsidiaries is, or as a result of the Loan Transactions would be, subject to (i) any state or local Environmental Laws which would impose restrictions on the use of such property or require notice, disclosure or advance approval prior to such transactions, or (ii) any liens under any Environmental Laws.

SECTION 3.07. Compliance with Laws and Agreements. Except for the Disclosed Matters relating to Section 3.06(b) and (c), each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. The Borrower and each of the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in a transaction with respect to any employee benefit plan that would reasonably be expected to result in any material liability to the Borrower or any ERISA Affiliate pursuant to Section 4069 of ERISA.

Schedule 3.10(a) sets forth a complete list of the U.S. Company Benefit Plans meeting the criteria set forth therein. The Borrower shall provide a complete list of Foreign Company Benefit Plans meeting the criteria set forth in Schedule 3.10(a) as soon as reasonably practicable following the date hereof. Except as set forth in Schedule 3.10(a), there is no formal arrangement or commitment, whether legally binding or not, to create any additional Borrower Benefit Plan or to amend, modify or change any existing Borrower Benefit Plan.

Except as set forth in Schedule 3.10(b) and except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to the Borrower Benefit Plans (i) each Borrower Benefit Plan has been operated and administered substantially in accordance with its terms and applicable laws including, but not limited to ERISA and the Code, (ii) each Borrower Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified, and, to the Borrower's knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of such Borrower Benefit Plan, (iii) no liability under Title IV has been incurred by the Borrower, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Borrower, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder (other than liability for benefits or premiums payable to the PBGC) arising in the ordinary course that are not yet due), (iv) no Borrower Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Borrower or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Borrower or its Subsidiaries, (D) benefits the full cost of which are borne by the current or former employee or director (or his or her beneficiary), (E) certain retiree medical benefit plans, (F) benefits under certain disability plans or (G) benefits under certain life insurance plans, each of (E), (F) and (G) designated as such on Schedule 3.10(b), (v) no Borrower Benefit Plan is a "multiemployer pension plan" (as defined in Section 3(37) of ERISA), (vi) all contributions or other amounts payable by the Borrower or its Subsidiaries as of the date of this Agreement with respect to each Borrower Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to which the Borrower may incur material liability or may be otherwise materially damaged and (viii) to the Borrower's knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Borrower Benefit Plan or any trusts related thereto.

SECTION 3.11. Disclosure. The reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender or any of their Related Parties in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Administrative Agent and the Lenders acknowledge that actual results during any period or periods covered by such projected financial information may differ therefrom and such differences may be material.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are required to have been paid have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate in all material respects.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as would not result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) the consummation of the Loan Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound. Except as set forth in Schedule 3.14, (i) no current or former employee, officer, director, or consultant of the Borrower or any of its Subsidiaries is entitled to any benefit, payment, forgiveness of indebtedness or accelerated vesting of any bonus, retirement, severance, change in control, job security or similar benefit or any other enhanced benefit as a result of the Loan Transactions, whether alone or in connection with any other event and (ii) the Borrower is not a party to any agreement, whether written or oral, (A) that would result in any payments that may be considered to be "parachute payments" under Section 280G of the Code, whether or not such compensation would be deemed to be reasonable compensation for services rendered or (B) that would require the Borrower or any of its Subsidiaries to make any payments that would fail to be deductible under Section 162(m) or any other provision of the Code.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent notifies the Borrower that each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or any Related Party) shall have received from the Borrower, the Collateral Agent and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or any Related Party) shall have received from any Fund Guarantor written evidence satisfactory to the Administrative Agent that the Borrower has satisfied each of the conditions set forth in Section 4.01 of the Reimbursement Agreement.

(c) Each Guarantor Condition (as defined in the Guaranty) has been satisfied.

(d) The Administrative Agent (or any Related Party) shall have received from each Fund Guarantor either (i) a counterpart of the Guaranty to which it is party duly executed by such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guaranty to which it is party) that such party has signed a counterpart of such Guaranty.

(e) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Bryan Cave LLP, counsel for the Borrower, substantially in the form of Exhibit B-1, and (ii) local counsel in each jurisdiction where a Mortgaged Property is located, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Loan Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Loan Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Loan Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(i) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties (including any Subsidiary Loan Parties formed in connection with or resulting from the Acquisition) in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(j) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(k) The Administrative Agent shall have been afforded the timely opportunity to review all other documentation relating to the Loan Transactions and the other transactions contemplated hereby and shall be reasonably satisfied in all respects with such documentation.

(l) There shall not have occurred any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Borrower or the Borrower and its subsidiaries, taken as a whole, since September 30, 2001.

(m) The Administrative Agent shall have received evidence satisfactory to it of the payment in full of the principal of and accrued interest on the loans outstanding under the Revolving Credit Agreement dated as of November 13, 2001 among the Borrower, the lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent, together with all other amounts due and payable thereunder, and termination of the commitments of the lenders thereunder to make additional loans.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on or as of December 21, 2001, (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Borrowing. Except as provided in Section 4.03, the obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as to such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, (i) no Default shall have occurred and be continuing and (ii) each of the conditions specified in Section 4.01 shall be satisfied (or waived in accordance with Section 9.02).

(c) The Administrative Agent shall not have received any instructions from the Fund Guarantors to instruct the Lenders not to make any further Loans.

(d) The Surviving Representations of each Fund Guarantor set forth in the Guaranty shall be true and correct in all material respects on and as of the date of such Borrowing as if made on and as of such date, except to the extent such Surviving Representations expressly relate to an earlier date (in which case such Surviving Representations shall be true and correct in all materials respects as to such earlier date). For the avoidance of doubt, any Surviving Representation that refers to "the date hereof" or "as of the date hereof" or any other similar reference shall be deemed to refer to the date of the Guaranty.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial $30,000,000 of Borrowings. Notwithstanding Section 4.01 and Section 4.02, and notwithstanding any other provision of this Agreement (including any provision of Article VII that would otherwise cause a termination of the Commitments), the obligation of the Lenders to make initial Loans in an aggregate principal amount of $30,000,000 shall be subject to no conditions whatsoever other than compliance by the Borrower with the requirements of Sections 2.02, 2.03, 2.05, 2.07(e), 4.01(c) and 4.01(m).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 10 Business Days after the end of each of the first two months of each fiscal quarter of the Borrower, its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (i) certifying, to such Financial Officer's knowledge after due inquiry, as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13, 6.14 and 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth any material assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its public stockholders generally, as the case may be;

(h) on the sixth Business Day of each calendar month, a detailed report of the Consolidated Backlog for such month, measured as of the close of business on the prior Business Day; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.20 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly upon a Financial Officer of the Borrower obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $2,500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity, jurisdiction of organization or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05; provided, further, that neither Borrower nor any of its Subsidiaries shall be obligated to maintain any of the foregoing assets in the event that the Board of Directors of Borrower adopts a resolution to the effect that the maintenance of such asset is no longer necessary or desirable in the conduct of the business of the Borrower and its Subsidiaries.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request in writing of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will cause the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) to be applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and at such reasonable intervals as may be reasonably requested.

SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including the payment of fees and expenses of the Administrative Agent and the Lenders and their Affiliates in connection with the transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within ten (10) Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances; Transfer of Joint Venture Stock. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement or the Pledge Agreement that become subject to the Lien of the Security Agreement or the Pledge Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Revolving Credit Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties. Notwithstanding the foregoing, in no event shall the Borrower or any Subsidiary Loan Party be required to grant a lien on any of the Texas Instruments Agreements (as defined in the Security Agreement).

(c) The Borrower will, and will cause each applicable Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the transfer of all of the Equity Interests in MEMC Kulim Electronic Materials, Sdn. Bhd from the Borrower to MEMC International, Inc. no later than fifteen seventy-five (75) Business Days after the Effective Date.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents, the Reimbursement Documentation and the Indenture Documentation and any Indebtedness evidenced by the Italian Notes;

(ii) Indebtedness existing (or incurred pursuant to contractual loan commitments existing) on the Effective Date and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (or commitments therefor) or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(iv) Guarantees by the Borrower and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;

(vi) Indebtedness of the Borrower or any Subsidiary in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by the Borrower and the Subsidiaries in the ordinary course of their business, provided that upon the incurrence of Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii) in each case with the consent of the Required Lenders to be given or withheld in their absolute discretion, Indebtedness in respect of a Permitted Receivables Financing, provided that the Net Proceeds resulting from the sale, transfer or other disposition of Receivables in connection with such Permitted Receivables Financing are applied in accordance with Section 2.08(d);

(viii) Indebtedness of the Borrower or any Subsidiary that was (A) Indebtedness of any other Person existing at the time such other Person was merged with or became a Subsidiary, including Indebtedness incurred in connection with, or in contemplation of, such other Person's merging with or becoming a Subsidiary, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted under this clause (viii) shall not exceed $5,000,000 at any time outstanding;

(ix) non-interest bearing Indebtedness not for borrowed money, in the nature of customer deposits; and

(x) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (x) shall not exceed $5,000,000 at any time outstanding.

(b) The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, except that (i) the Borrower may issue the Cumulative Preferred Stock; (ii) the Borrower may issue preferred stock or other preferred Equity Interests of the Borrower that do not require mandatory cash dividends or redemptions and do not provide for any right on the part of the holder to require redemption, repurchase or repayment thereof, in each case prior to the date that is 180 days after the Maturity Date and (iii) the Borrower or any Subsidiary may issue directors' qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or any Subsidiary.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents, the Reimbursement Documentation and the Indenture Documentation or to secure the Italian Notes;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(v) sales of Receivables and Related Property (or undivided interests therein) permitted under Section 6.05(c) and Liens on Receivables of a Receivables Subsidiary granted in connection with any Permitted Receivables Financing;

(vi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights; and

(vii) statutory and common law Liens in favor of a landlord under leases to which Borrower or any Subsidiary is a party.

(viii) Liens created in connection with extensions, renewals or replacements of any Liens referred to in clauses (i) through (vii) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge with the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations of the Borrower, under the Loan Documents and the Reimbursement Documentation (such writing to be in form and substance satisfactory to the Administrative Agent and the Lenders), (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.08.

(b) The Borrower will not, and will not permit any of the Subsidiaries (other than a Receivables Subsidiary) to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

(c) No Receivables Subsidiary will engage in any business other than the purchase and sale or other transfer of Receivables (or participation interests therein) in connection with any Permitted Receivables Financing, together with activities directly related thereto.

(d) The Borrower will not permit MEMC International, Inc. to engage in any business or activity other than (i) the ownership of all of the outstanding shares of capital stock of MEMC Korea Company, MEMC Kulim Electronic Materials, Sdn. Bhd. and Taisil Electronic Materials Corporation owned by MEMC International, Inc. on or after the Effective Date (the "Joint Venture Stock") and activities incidental thereto, and (ii) miscellaneous payroll and benefits activities relating to certain expatriate employees and certain management employees in foreign locations of the Borrower and its Subsidiaries. MEMC International, Inc. will not own or acquire any assets (other than the Joint Venture Stock) or incur any liabilities (other than liabilities under the Loan Documents, the Reimbursement Documentation, obligations under any stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, obligations under the shareholder or joint venture agreements and related ancillary agreements with respect to MEMC Korea Company, MEMC Kulim Electronic Materials, Sdn. Bhd. and/or Taisil Electronic Materials Corporation, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities). The Borrower will not permit MEMC International, Inc. to sell, transfer, lease or otherwise dispose of any or all of the Joint Venture Stock other than the pledge thereof contemplated by the Security Documents, the Reimbursement Documentation and the Indenture Documentation.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments and guarantees of Indebtedness of Foreign Subsidiaries existing on the Effective Date hereof and set forth on Schedule 6.04;

(c) investments by the Borrower and the Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties and investments by Subsidiaries that are not Loan Parties in Equity Interests in their respective Subsidiaries, provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to in the definition of the term "Collateral and Guarantee Requirement");

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement;

(e) Guarantees constituting Indebtedness permitted by Section 6.01 of Indebtedness of the Borrower or any Subsidiary Loan Party;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Acquisitions, provided that the sum of all consideration paid or otherwise delivered in connection with Permitted Acquisitions (including the principal amount of any Indebtedness issued as deferred purchase price and the fair market value of any other non-cash consideration) plus the aggregate principal amount of all Indebtedness otherwise incurred or assumed in connection with, or resulting from, Permitted Acquisitions (including Indebtedness of any acquired Persons outstanding at the time of the applicable Permitted Acquisition) shall not exceed, on a cumulative basis subsequent to the Effective Date, $5,000,000;

(h) any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;

(i) Guarantees by the Borrower and the Subsidiaries of leases entered into by any Subsidiary as lessee;

(j) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(k) investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $500,000 in the aggregate outstanding at any one time;

(m) investments in or acquisitions of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments;

(n) investments in the form of Hedging Agreements permitted under Section 6.07;

(o) investments by the Borrower or any Subsidiary in (i) the capital stock of a Receivables Subsidiary and (ii) other interests in a Receivables Subsidiary, in each case to the extent determined by the Borrower in its judgment to be reasonably necessary in connection with or required by the terms of the Permitted Receivables Financing;

(p) investments, loans, advances, guarantees and acquisitions resulting from a foreclosure by the Borrower or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(q) investments, loans, advances, guarantees and acquisitions the consideration for which consists solely of shares of common stock of the Borrower;

(r) investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers' compensation, performance and other similar deposits in the ordinary course of business; and

(s) other investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business and the periodic clearance of aged inventory;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) the Borrower and the Subsidiaries may sell, without recourse (other than Standard Securitization Undertakings and retained interests), Receivables to a Receivables Subsidiary, and any Receivables Subsidiary may sell Receivables and Related Property or an undivided interest therein to any other Person, pursuant to any Permitted Receivables Financing, and convert or exchange Receivables and Related Property into or for notes receivable in connection with the compromise or collection thereof; and

(d) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) shall not exceed $3,000,000 during any fiscal year of the Borrower; provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and for consideration of at least 80% cash or cash equivalents.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock and (iii) the Borrower may make Restricted Payments, not exceeding $200,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Borrower and the Subsidiaries, including the redemption or purchase of capital stock of the Borrower held by former directors, management or employees of the Borrower or any Subsidiary following termination of their employment.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents or the Reimbursement Documentation;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under the Loan Documents or the Reimbursement Documentation;

(iii) refinancings of Indebtedness to the extent such Indebtedness is permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) payments in respect of any Permitted Receivables Facility.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) to pay management, consulting and advisory fees to TPG or its Affiliates pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, (d) payments of fees and expenses to TPG and its Affiliates in connection with the Loan Transactions and the transactions contemplated under the Purchase Agreement, (e) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Borrower, (f) the grant of stock options or similar rights to officers, employees, consultants and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower and the payment of amounts or the issuance of securities pursuant thereto, (g) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $500,000 in the aggregate outstanding at any one time, and (h) any Restricted Payment permitted by Section 6.08.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the Reimbursement Documentation, the Italian Credit Agreement or the Indenture Documentation, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification if it expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, technology licenses, confidentiality agreements and other contracts or agreements restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions imposed on a Receivables Subsidiary in connection with a Permitted Receivables Financing.

SECTION 6.11. Amendment of Material Documents The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents or the Certificate of Designations, the Notes, the Indenture Documentation, the Warrants or the Warrant Certificate, to the extent that such amendment, modification or waiver would be materially adverse to the Lenders.

(b) The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under any Permitted Receivables Financing to the extent that such amendment, modification or waiver would be adverse to the Lenders.

SECTION 6.12. Minimum Quarterly Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any fiscal quarter to be less than the amount set forth opposite such fiscal quarter:

QUARTER	MINIMUM AMOUNT
Fourth Quarter of 2001	negative $25.0 million
First Quarter of 2002	negative $13.0 million
Second Quarter of 2002	negative $10.0 million
Third Quarter of 2002	Zero
Fourth Quarter of 2002	$8.0 million
First Quarter of 2003	$10.0 million
Second Quarter of 2003	$16.0 million
Third Quarter of 2003	$19.0 million
Fourth Quarter of 2003	$25.0 million
First Quarter of 2004	$27.0 million
Second Quarter of 2004	$30.0 million
Third Quarter of 2004	$33.0 million
Fourth Quarter of 2004	$35.0 million
First Quarter of 2005	$37.0 million
Second Quarter of 2005	$40.0 million
Third Quarter of 2005	$42.0 million
Fourth Quarter of 2005	$44.0 million
First Quarter of 2006	$46.0 million
Second Quarter of 2006	$48.0 million
Third Quarter of 2006	$50.0 million

SECTION 6.13. Minimum Monthly Consolidated Backlog. The Borrower will not permit Consolidated Backlog for any month to be less than the amount set forth opposite such month. Consolidated Backlog for any month shall, for the purposes of this Section 6.13, equal the arithmetic mean of the Consolidated Backlog for such month measured as of the close of business on each of the first five (5) Business Days in such month:

MONTH	MINIMUM AMOUNT
December 2001	30.0 million square inches
January 2002	30.0 million square inches
February 2002	30.0 million square inches
March 2002	31.0 million square inches
April 2002	32.0 million square inches
May 2002	32.0 million square inches
June 2002	32.0 million square inches
July 2002	36.0 million square inches
August 2002	36.0 million square inches
September 2002	36.0 million square inches
October 2002	38.0 million square inches
November 2002	38.0 million square inches
December 2002	38.0 million square inches
January 2003	49.0 million square inches
February 2003	49.0 million square inches
March 2003	49.0 million square inches
April 2003	51.0 million square inches
May 2003	51.0 million square inches
June 2003	51.0 million square inches
July 2003	51.0 million square inches
August 2003	51.0 million square inches
September 2003	51.0 million square inches
October 2003	53.0 million square inches
November 2003	53.0 million square inches
December 2003	53.0 million square inches
January 2004	58.0 million square inches
February 2004	58.0 million square inches
March 2004	58.0 million square inches
April 2004	60.0 million square inches
May 2004	60.0 million square inches
June 2004	60.0 million square inches
July 2004	60.0 million square inches
August 2004	60.0 million square inches
September 2004	60.0 million square inches
October 2004	63.0 million square inches
November 2004	63.0 million square inches
December 2004	63.0 million square inches
January 2005	68.0 million square inches
February 2005	68.0 million square inches
March 2005	68.0 million square inches
April 2005	71.0 million square inches
May 2005	71.0 million square inches
June 2005	71.0 million square inches
July 2005	71.0 million square inches
August 2005	71.0 million square inches
September 2005	71.0 million square inches
October 2005	74.0 million square inches
November 2005	74.0 million square inches
December 2005	74.0 million square inches
January 2006	74.0 million square inches
February 2006	74.0 million square inches
March 2006	74.0 million square inches
April 2006	77.0 million square inches
May 2006	77.0 million square inches
June 2006	77.0 million square inches
July 2006	77.0 million square inches
August 2006	77.0 million square inches
September 2006	77.0 million square inches
October 2006	81.0 million square inches

SECTION 6.14. Minimum Monthly Consolidated Revenue. The Borrower will not permit Consolidated Revenue for any month to be less than the amount set forth opposite such month:

MONTH	MINIMUM AMOUNT
January 2002	$34.0 million
February 2002	$34.0 million
March 2002	$34.0 million
April 2002	$41.5 million
May 2002	$41.5 million
June 2002	$41.5 million
July 2002	$46.0 million
August 2002	$46.0 million
September 2002	$46.0 million
October 2002	$50.0 million
November 2002	$51.0 million
December 2002	$52.0 million
January 2003	$52.0 million
February 2003	$52.0 million
March 2003	$52.0 million
April 2003	$54.0 million
May 2003	$54.0 million
June 2003	$54.0 million
July 2003	$55.0 million
August 2003	$55.0 million
September 2003	$55.0 million
October 2003	$56.0 million
November 2003	$56.0 million
December 2003	$56.0 million
January 2004	$61.0 million
February 2004	$61.0 million
March 2004	$61.0 million
April 2004	$63.0 million
May 2004	$63.0 million
June 2004	$63.0 million
July 2004	$65.0 million
August 2004	$65.0 million
September 2004	$65.0 million
October 2004	$67.0 million
November 2004	$67.0 million
December 2004	$67.0 million
January 2005	$70.0 million
February 2005	$70.0 million
March 2005	$70.0 million
April 2005	$72.0 million
May 2005	$72.0 million
June 2005	$72.0 million
July 2005	$74.0 million
August 2005	$74.0 million
September 2005	$74.0 million
October 2005	$76.0 million
November 2005	$76.0 million
December 2005	$76.0 million
January 2006	$78.0 million
February 2006	$78.0 million
March 2006	$78.0 million
April 2006	$80.0 million
May 2006	$80.0 million
June 2006	$80.0 million
July 2006	$82.0 million
August 2006	$82.0 million
September 2006	$82.0 million
October 2006	$84.0 million

SECTION 6.15. Capital Expenditures. The Borrower and its Subsidiaries shall not incur or make Capital Expenditures in an amount exceeding $15,000,000 during the fourth fiscal quarter of 2001, $45,000,000 during fiscal year 2002, $50,000,000 during fiscal year 2003, $55,000,000 during fiscal year 2004, $55,000,000 during fiscal year 2005, and $55,000,000 during fiscal year 2006.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (net of amounts covered by insurance as to which the insurer has admitted liability in writing) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on Collateral having, in the aggregate, a value in excess of $500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, the Guaranty or the Reimbursement Documentation, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of this Agreement or any other Loan Document or (iii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement;

(n) any default or other event shall have occurred under any document governing any Permitted Receivables Financing if the effect of such default or other event is to cause the termination of such Permitted Receivables Financing;

(o) the Administrative Agent shall have been notified by the Fund Guarantors that there exists an "Event of Default" (as defined in the Reimbursement Agreement) under the Reimbursement Agreement;

(p) a Guarantor Default shall occur; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints each of the Agents as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents and the Guaranty, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower or any Fund Guarantor or any subsidiary or other Affiliate of either as if it were not an Agent hereunder and may accept fees and other consideration from the Borrower or any Fund Guarantor for services in connection with the Loan Documents or the Guaranty or otherwise without having to account for the same to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and the Guaranty. Without limiting the generality of the foregoing, (a) neither Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents and the Guaranty that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents and the Guaranty, neither Agent shall have any duty to disclose, nor be liable for the failure to disclose, any information relating to the Borrower or any Fund Guarantor or any of their subsidiaries that is communicated to or obtained by either of the banks serving as Agent or any of their Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or otherwise in the absence of its own gross negligence or willful misconduct as determined in a final judgement by a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document or the Guaranty, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the Guaranty, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or the Guaranty or any other agreement, instrument or document, or the validity, perfection, or priority of any Lien created by any of the Security Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document or the Guaranty, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Fund Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys-in-fact appointed by such Agent. Each Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of each such Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders and the Borrower and either Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, the Guaranty or related agreement or any document furnished hereunder or thereunder.

Except for action expressly required of either of the Agents by the Loan Documents and the Guaranty, each Agent shall in all cases be fully justified in failing or refusing to act under the Loan Documents and the Guaranty unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.03(c) hereof in respect of such action.

Without limiting the foregoing, neither of the Agents shall have any liability or responsibility with respect to the sufficiency of the documents furnished pursuant to Section 4.01 hereof and shall not be required to, and shall not, take any action to enforce any of its or the Lenders' rights under, nor waive or amend any provision of, this Agreement or any of the other Loan Documents or any collateral, nor give any notice or make any request or demand or filing thereunder, except in each instance as and to the extent instructed to do so by the Required Lenders, and neither of the Agents shall have any liability for failure to take any action in the absence of such instructions, provided that each Agent will promptly send to the Lenders and the other Agent a copy of each notice, request or other document delivered to such Agent pursuant to the terms of this Agreement and other Loan Documents and will take such actions contemplated by the Loan Documents as the Required Lenders may reasonably instruct, except that nothing herein or in any other Loan Document shall require any Agent to take any action that in the reasonable opinion of such Agent would be contrary to the terms of this Agreement or applicable law or subject such Agent to personal liability. Each Lender hereby acknowledges the Administrative Agent's agreements in Section 5 of the Guaranty and hereby expressly authorizes the Administrative Agent to act in accordance with each said Section 5.

Each Lender hereby acknowledges the Administrative Agent's agreements in the Intercreditor Agreement, Section 5 of the Guaranty, Section 6.14 of the TPG Guaranty and each Section 6.15 of the GEI Guaranty and the TCW Guaranty, and hereby expressly authorizes the Administrative Agent to act in accordance with the Intercreditor Agreement and each said Section of the Guaranty.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 501 Pearl Drive, St. Peter's, Missouri 63376, Attention of Treasurer (Telecopy No. (636) 474-5158);

(b) if to the Administrative Agent, to Citicorp USA, Inc., 2 Penns Way, Suite 200, New Castle, DE 19720, Attention of David Graber (Telecopy No. (302) 894-6120);

(c) if to the Collateral Agent, to Citicorp USA, Inc., 2 Penns Way, Suite 200, New Castle, DE 19720, Attention of David Graber (Telecopy No. (302) 894-6120); and

(d) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.10(f), without the written consent of each Lender, (vi) change any of the provisions of this Section or the percentage set forth in the definition of the term "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (viii) except in strict accordance with the express provisions of the Security Documents, release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (ix) change the definition of "Interest Period" to include periods longer than six months; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent. Notwithstanding the foregoing but subject to the Guaranty, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agents if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Agents in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by such Agent, or any Lender, including the reasonable fees, charges and disbursements of any counsel for such Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Loan Transactions, (ii) any Loan or the use of the proceeds therefrom, (iii) any presence, Release or threatened Release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee as determined in a final judgment by a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Loan Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of the other parties hereto required by paragraph (a) of Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including any other rights of setoff) that such Lender may have.

SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, the term "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEMC ELECTRONIC MATERIALS, INC.
By /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President, Chief Financial Officer
By: /s/ Kenneth L. Young Name: Kenneth L. Young Title: Treasurer
CITICORP USA, INC., individually and as Administrative Agent, and Collateral Agent
By: /s/ Arnold Y Wong Name: Arnold Y. Wong Title: Vice President